Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Willamette Valley Vineyards, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value, no per share	Other (2)	1,241,132 (3)	$2.69	$3,338,645	$0.00013810	$461.07

Total Offering Amounts							$461.07
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$461.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, no par value per share (the “Common Stock”), of Willamette Valley Vineyards, Inc. (the “Company”), which become issuable under the Company’s 2025 Omnibus Equity Incentive Plan (the “Plan”) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the Nasdaq Capital Market on November 10, 2025, which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents shares of Common Stock issuable pursuant to the grant, vesting or exercise of awards under the Plan.